[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                   EXHIBIT 10.55

                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "Agreement") is entered into this 4th day of June, 2003 ("Effective Date") by and between Bio-Rad Laboratories, Inc., a Delaware corporation, with a principal place of business at 1000 Alfred Nobel Drive Hercules, CA 94547 ("Bio-Rad"), and Caliper Technologies Corp., a Delaware corporation, with a principal place of business at 605 Fairchild Drive, Mountain View, CA 94043 ("Caliper") (each a "Party;" together the "Parties").

                                   BACKGROUND

         A. Caliper is in the business of developing, manufacturing, and supplying microfluidic LabChip(R) systems which miniaturize and integrate laboratory processes on a Chip (as defined below).

         B. Bio-Rad is in the business of developing, manufacturing, and supplying the life science, analytical chemistry and clinical diagnostics markets with a broad range of products and systems used to separate complex chemical and biological materials, and to identify, analyze and purify their components.

         C. Bio-Rad and Caliper wish to form a collaboration to develop and commercialize a [ * ] (as defined below) and possibly other products based on Caliper's microfluidic technology and Bio-Rad's expertise in instrument systems and applications for the analysis of complex chemicals and biological materials, and to utilize Bio-Rad's existing product marketing expertise and distribution infrastructure to market and sell such products.

         NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, Caliper and Bio-Rad each agree as follows:

         1.       DEFINITIONS

         As used in this Agreement, the following terms shall have the meaning as defined below. Terms defined in singular form shall include the plural form and vice versa.

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, so long as such control exists. For purposes of this definition, the term "control" means the possession of the power to direct the management or policies of a Person through ownership of fifty percent (50%) or more of its

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voting securities entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority).

         1.2 "Bio-Rad Improvements" shall mean all Improvements that are made solely by Bio-Rad in the course of performing a Development Workplan pursuant to this Agreement [ * ].

         1.3 "Caliper Improvements" shall mean all Improvements that are made solely by Caliper in the course of performing a Development Workplan pursuant to this Agreement that are [ * ].

         1.4 "Caliper Know-How" shall mean all know-how, discoveries, materials, techniques, procedures, data, trade secrets and other scientific, technical or engineering information which Caliper or its Affiliates (i) own or control, or in which Caliper or its Affiliates have an interest that they are not legally or contractually prohibited from licensing or sublicensing to Bio-Rad or its Affiliates, and (ii) treat as confidential or proprietary, as of the Effective Date or at any time thereafter during the term of this Agreement. Caliper Know-How does not include Caliper Patents.

         1.5 "Caliper Materials" shall mean any gel, buffer, dye or other material owned or controlled by Caliper or its Affiliates, or in which Caliper or its Affiliates have an interest, that they are not legally nor contractually prohibited from selling, or licensing or sublicensing manufacturing rights, to Bio-Rad, and that is provided by Caliper for use in a Chip.

         1.6 "Caliper Patents" shall mean any and all Patents which Caliper or its Affiliates own or control, or in which Caliper or its Affiliates have an interest that they are not legally nor contractually prohibited from licensing or sublicensing to Bio-Rad or its Affiliates, as of the Effective Date or at any time thereafter during the term of this Agreement.

         1.7 "Caliper Products" shall mean any Chips, Caliper Materials or any other products sold by Caliper to Bio-Rad pursuant to Article 6.

         1.8 "Caliper Product Software" shall mean any software in Object Code Form or Source Code Form, any accompanying documentation and any modifications or enhancements to the foregoing that (i) is owned or controlled by Caliper or its Affiliates, or is in-licensed from third parties by Caliper or its Affiliates (other than Bio-Rad or any of its Affiliates) subject to any applicable license restrictions, and (ii) is designed for use in or otherwise included in a System.

         1.9 "Caliper Software Copyrights" means any and all copyrights which Caliper or its Affiliates own or control, or in which Caliper or its Affiliates have an interest that they are not legally nor contractually prohibited from licensing or sublicensing to Bio-Rad or its Affiliates, with respect to Caliper Product Software.

         1.10 "Caliper Technology" shall mean, collectively, the Caliper Patents, the Caliper Know-How and the Caliper Software Copyrights.

         1.11 "Chip" shall mean a chip based on Caliper Technology offered by Caliper or its Affiliates to perform microfluidic or miniaturization experimentation and having one or more

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fluidic chambers or channels where such chambers or channels have at least one cross-sectional dimension of less than about 500 microns.

         1.12 "[ * ]" shall mean a System designed [ * ] and which the Parties intend to develop and commercialize pursuant to this Agreement.

         1.13 "Component" shall mean one of the elements of a complete System, including but not limited to, the Chip, the Instrument, the System Software or a Reagent.

         1.14 "Confidential Information" of a Party shall mean all information and know-how and any tangible embodiments thereof provided by such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement (including, without limitation, data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business), which information, know-how and tangible embodiments are reasonably considered to be proprietary and confidential by the disclosing Party and are designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information, know-how or tangible embodiment is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing, information or know-how that is orally, electronically or visually disclosed by a Party, or is disclosed in writing or in some other tangible embodiment without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (i) if the disclosing Party, within thirty
(30) days after such disclosure, delivers to the other Party a written document or documents describing the information, know-how or other material, indicating the information, know-how or other material is confidential information of the disclosing Party, and referencing the place and date of such oral, visual, electronic or other disclosure and the names of the persons to whom such disclosure was made, or (ii) such information or know-how is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the disclosing Party (including, without limitation, software source code). Notwithstanding the foregoing, information or know-how shall not be deemed Confidential Information for purposes of this Agreement if such information or know-how:

         (a) was already known to the receiving Party or its Affiliates at the time of disclosure by the disclosing Party;

         (b) was part of the public domain at the time of its disclosure to the receiving Party;

         (c) became otherwise part of the public domain after its disclosure to the receiving Party through no fault of the receiving Party;

         (d) was disclosed to the receiving Party or its Affiliates by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

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         (e)      was independently discovered or developed by the receiving
                  Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party.

         1.15 "Contract Quarter" shall mean each fiscal quarter of Bio-Rad, or portion thereof, during the term of this Agreement, as determined by Bio-Rad in a manner consistent with any commercially reasonable mechanism that Bio-Rad employs for its own financial reporting purposes.

         1.16 "Development Workplan" shall mean a detailed plan and budget for the development and commercialization of the [ * ] or any other System agreed to by the Parties pursuant to Section 3.1. Unless otherwise agreed to by the Parties, each Development Workplan shall (i) follow Bio-Rad's product development process, (ii) include for each System covered by such Development Workplan phases for Definition and Feasibility, Development, and Commercialization, (iii) include deliverables for packaging, labeling and quality control protocols intended to be used for testing any Caliper Products, and (iv) set forth each Party's good faith guidelines and/or estimates with respect to:

         (a) the features or specifications for the [ * ] or any such other System included in such Development Workplan;

         (b) the activities to be performed by each Party with respect to the development of the [ * ] or any such other System and any deliverables in connection therewith;

         (c) a detailed timeline for the completion of such activities and the delivery of such deliverables;

         (d) a budget with respect to such development activities that sets forth the FTEs to be committed by Caliper and other costs to be incurred by Caliper with respect to the development of the [ * ] or any such other System, and the allocation of any third party costs related to the project;

         (e) a schedule of all development systems, materials, Chips, Instruments, Reagents, software, and other products required to complete the development of the [ * ] or any such other System and any cost to each Party thereof;

         (f) a five (5) year non-binding forecast of sales of the [ * ] or any such other System; and

         (g) such other matters as the parties determine to be appropriate with respect to the [ * ] or any such other System.

         1.17 "Experimental Method" shall mean a set of data or instructions, not necessarily in the form of software, used to control the Components of a System for performance of a particular application. For example, for a particular application the Experimental Method performs control of Instruments (e.g., control of Chip voltages and detection system) and defines the particular data interpretation algorithm, information presentation or information management routines in the System Software.

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         1.18     "FTE" (full-time equivalent) shall mean one or more Caliper person(s), whether employees, contractors or consultants of Caliper, with expertise with respect to the technology development activities of the type contemplated by this Agreement, and who are working on and/or managing Development Workplan activities under this Agreement for the equivalent of one full-time employee's time (assuming a 40 hour work week).

         1.19 "GAAP" shall mean, as of any time, generally accepted accounting principles as in effect in the United States at such time.

         1.20 "Improvements" shall mean all inventions, improvements, discoveries, concepts, techniques, procedures, trade secrets and other technical information, whether or not patentable and all embodiments thereof.

         1.21 "Instrument" shall mean all hardware in a System, other than Chips and any general purpose computer purchased by Bio-Rad from a third party vendor.

         1.22 "Microfluidics Systems" shall mean any systems for manipulating fluid volumes or materials on or in a Chip.

         1.23     "Net Revenue" shall mean [ * ]

         With respect to any product that is sold by Bio-Rad or its Affiliates or any group of related products that is sold by Bio-Rad or its Affiliates together in combination and in each case is comprised in part of a System or Component thereof and one or more other products or parts which could be sold separately (a "Combination Product"), Net Revenue shall be determined by [ * ]

         In the event that Bio-Rad or any of its Affiliates receives payment for any Instrument and/or Systems Software in a currency other than U.S. dollars, Bio-Rad shall convert such currency to U.S. dollars, in a manner consistent with GAAP and with any commercially reasonable mechanism that Bio-Rad employs for its own financial reporting purposes, for purposes of determining Net Revenue and the amount of royalties payable by Bio-Rad to Caliper pursuant to the terms of this Agreement.

         1.24 "Object Code Form" shall mean a form of software code resulting from the translation or processing of a computer program in Source Code Form by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

         1.25 "Patents" shall mean any and all patents, foreign or domestic, together with any substitutions, extensions, divisions, continuations, continuations-in-part, reexaminations, reissues, and renewals thereof, any supplementary protection certificates relating thereto, and any inventors' certificates, which have not been held invalid or unenforceable by a non-appealable or non-appealed decision of a court of competent jurisdiction, and all patent applications filed in any jurisdiction and any provisionals, divisionals, continuations, and continuations-in-part of such applications.

         1.26 "Persons" shall mean an individual, partnership, firm, corporation, limited liability company, joint venture, association, trust or other entity, or any governmental agency or political subdivision thereof.

         1.27 "Project Manager" shall mean that person designated by each Party pursuant to Section 3.3 who shall be responsible for all technical matters pertaining to Development Workplan for that Party, including but not limited to the following responsibilities: (i) administering and coordinating the technical aspects of each Development Workplan; (ii) arranging meetings, visits and consultations relating to the technical aspects of each Development Workplan;
(iii) coordinating the submission and acceptance of all deliverables, if any;
(iv) coordinating the exchange of Confidential Information; and (v) preparing reports to the Strategic Steering Committee regarding the progress and status of Development Workplans.

         1.28     [ * ]

         1.29 "Reagent" shall mean a chemical or biochemical substance to be used with a Chip in a particular application.

         1.30 "Script" shall mean a set of instructions (typically, a software file) that is sent to the Instrument to control the Chip environment and fluidic manipulations inside the Chip, including (i) control of the power sources used to apply and calibrate current and voltage across a Chip, (ii) control of the Chip environment, including temperature, (iii) focusing optical detection systems and selecting wavelength of excitation, and (iv) control of the temporal duration of parameters such as those set forth in (i), (ii), and
(iii). Typically there will be a different Script for each application.

         1.31 "Source Code Form" shall mean a form in which a computer program's logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated and shall include interpretive code such as perl or shell scripts.

         1.32 "Strategic Steering Committee" or "SSC" shall mean the committee consisting of two senior management representatives from each of Bio-Rad and Caliper that will oversee the relationship between the Parties pursuant to the terms of this Agreement.

         1.33 "System" shall mean a complete set of Chips, hardware (including the Instrument), software and reagents which (i) makes use of Caliper Technology to perform a particular task, experiment or chemical or biochemical manipulation, or series thereof, that a potential user of the System desires to perform and (ii) is developed by the Parties pursuant to this Agreement. System includes the [ * ].

         1.34 "System Software" shall mean all software used in a System. System Software defines and executes the Experimental Method for a particular application and includes, but is not limited to, instrument control software, data acquisition software, data interpretation software, information presentation software, information management software, and firmware (i.e., the software that physically resides in the Instrument and controls the hardware functions of the Instrument, communicates with the other functional modules in the System, and execute the Instrument control part of the Experimental Method for a particular application).

2.       LICENSE RIGHTS AND OBLIGATIONS

         2.1 Grant of License. Subject to the terms and conditions of this Agreement, Caliper hereby grants to Bio-Rad and its Affiliates a worldwide license [ * ], during the term of this Agreement and thereafter to the extent expressly provided in this Agreement, under Caliper Technology (including without limitation any Caliper Improvements) to develop, manufacture, have manufactured for Bio-Rad and its Affiliates, use, market, distribute, sell, offer for sale and import the Instrument and Systems Software portions of the [
* ], and the Instrument and Systems Software portions of any other System developed by the Parties pursuant to a Development Workplan agreed to by the Parties pursuant to Section 3.1. [ * ] In connection with the license grant pursuant to this Section 2.1 [ * ].

                  2.2 [ * ]

                  2.2.1 [ * ]

                  2.2.2 [ * ]

                  2.2.3 [ * ]

                  2.2.4 [ * ]

                  2.2.5 [ * ]

         2.3 Royalty Obligations. In consideration of the rights and license granted herein, Bio-Rad agrees to pay to Caliper royalties with respect to the sale of [ * ] as follows: [ * ]

[ * ]

[ * ]

In connection with the Parties' agreement on a Development Workplan for any other System, the Parties shall agree on a commercially reasonable royalty rate (expressed as a percentage of Net Revenue) and royalty structure that will be applicable with respect to sales of such System.

         2.4 Reporting and Payment of Royalties. Within [ * ] calendar days after the end of each Contract Quarter during the term of this Agreement, Bio-Rad shall (i) furnish Caliper with a written report setting forth in reasonable detail (A) the aggregate amount of Net Revenue recognized by Bio-Rad or any of its Affiliates in respect of the sale of Systems during the preceding Contract Quarter, (B) the number of units of Systems and Chips sold during the preceding Contract Quarter by part number in each major territory, and the average selling price for such Systems and Chips by major territory, and (C) the aggregate amount of royalties due in U.S. Dollars for the preceding Contract Quarter pursuant to the provisions hereof; and (ii) pay to Caliper the aggregate amount of royalties shown to be payable by Bio-Rad in such report. All payments of royalties by Bio-Rad pursuant to this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to the account designated in writing by Caliper from time to time. If Caliper wishes to contest any royalty report or the amount of royalties stated to be due therein, it shall do so in writing to Bio-Rad no later than [ * ] after the date of receipt of such report by Caliper, provided that this provision shall not prohibit Caliper from later contesting any Net Revenue figures in such report to the extent such figures could only reasonably be verified through inspection of Bio-Rad's or its Affiliates' records not provided with the royalty report. At Caliper's request, to be made not more than twice per calendar year, Bio-Rad shall provide a non-binding forecast of the royalties that will be payable by Bio-Rad pursuant to this Section 2.4 for each of the next four (4) Contract Quarters.

         2.5 Records. Bio-Rad agrees to keep for four (4) years following each Contract Quarter adequate and sufficiently detailed records regarding the sale of Systems and Components during such Contract Quarter by Bio-Rad or any of its Affiliates to enable royalties payable hereunder to be determined. Bio-Rad shall provide such records for inspection by independent accountants selected by Caliper and reasonably acceptable to Bio-Rad at any time upon reasonable advance notice during Bio-Rad's regular business hours up to a maximum of [ * ] per calendar year. Bio-Rad agrees that any additional available records of Bio-Rad or any of its Affiliates, as Caliper may reasonably determine are necessary to verify the above records, shall also be provided to the independent accountants selected by Caliper and reasonably acceptable to Bio-Rad for inspection during such four (4) year period. If the inspection discloses that Caliper was underpaid royalties by at least [ * ] for any Contract Quarter, then Bio-Rad shall reimburse Caliper for any documented and reasonable costs associated with the inspection, together with an amount equal to the additional royalties to which Caliper is entitled as determined by the inspection.

         2.6 Withholding Taxes. In the event that Bio-Rad is required to withhold taxes under the laws of any foreign country for the account of Caliper, then such payments will be made by Bio-Rad on behalf of Caliper to the appropriate governmental authority, and Bio-Rad shall furnish proof of payment of such tax together with official or other appropriate evidence issued by the appropriate government authority. Any such tax actually paid on Caliper's behalf shall be deducted from royalty payments then due and owing Caliper.

         2.7 Interest on Late Payments. Should Bio-Rad fail to make any payment to Caliper within the time period prescribed for such payment, then the unpaid amount shall bear interest at the lesser of (i) [ * ] or (ii) the greatest amount permitted by law, from the date when payment was due until payment in full, with interest, is made.

         2.8 Prosecution and Maintenance; Enforcement. Caliper shall control and pay for the prosecution and maintenance of, and any enforcement of, the Caliper Patents. Caliper may abandon any issued or granted Caliper Patent in its sole discretion [ * ].

         2.9 License for Caliper Materials. In the event that Bio-Rad and Caliper agree that it would be mutually beneficial to the Parties for Bio-Rad to manufacture or to have manufactured any of the Caliper Materials, rather than to purchase such Caliper Material from Caliper pursuant to Article 6, the Parties shall negotiate a royalty-bearing license agreement covering such Caliper Materials (at a royalty rate not to exceed [ * ] of net revenue attributable to such Caliper Material) to enable Bio-Rad to manufacture or to have manufactured such Caliper Materials.

         2.10 Product Marking. Upon the Parties mutual agreement, Bio-Rad shall (i) affix appropriate markings of the applicable Caliper Technology upon or in association with Bio-Rad's Systems or the packaging thereof, as required under 35 U.S.C. 287, and (ii) cause its Affiliates also to mark such Systems consistent with the terms of this Agreement.

         3.       DEVELOPMENT OF SYSTEMS

         3.1 Initiation of Development Workplans. Projects for the development of Systems shall be implemented through Development Workplans executed by the Parties and incorporated by reference herein. The Development Workplan for the [ * ] is attached to this Agreement as SCHEDULE 3.1, which the Parties shall commence performing on the Effective Date. The members of the Strategic Steering Committee shall meet at least once per calendar quarter to discuss potential Systems to be developed hereunder and to review the progress under approved Development Workplans. If and when the Parties decide to proceed with the development and commercialization of a System, the Project Managers for each Party shall prepare a Development Workplan for such System for review and approval by the Strategic Steering Committee. The Development Workplan shall include a plan and budget for activities of Caliper personnel specifically directed to developing and supporting the System covered by such Development Workplan, which shall separately set forth the Caliper FTE activities that shall be funded by Bio-Rad. Bio-Rad shall provide funding for such Caliper FTE activities pursuant to the provisions of Section 3.7. No new Development Workplan shall become effective unless and until such Development Workplan is executed by the Chief Executive Officer of Caliper and the Chief Executive Officer of Bio-Rad.

         3.2 Allocation of Development Responsibilities. Unless otherwise specified in a Development Workplan, the Parties shall have the following responsibilities with respect to Systems developed under a Development Workplan:

         (a) Caliper shall have exclusive engineering responsibility for Chips.

         (b) Bio-Rad shall have primary engineering responsibility for Instruments, overall System integration and applications, subject to Caliper's engineering responsibilities described in paragraph (a). Bio-Rad shall have responsibility for the overall system integration of Systems, meaning that Bio-Rad shall make recommendations to Caliper for each element for which Caliper has engineering responsibility regarding the performance characteristics of such element that are necessary to ensure that all elements function as a complete System when assembled together.

         (c) The engineering responsibility for System Software, Scripts, Reagents and Experimental Method will be allocated between Caliper and Bio-Rad in each Development Workplan.

         3.3 Management of Development Workplans. Caliper and Bio-Rad shall each designate a Project Manager who together shall jointly plan and oversee all Development Workplan activities carried out under this Agreement, monitor the progress of such activities, and prepare reports on such progress for the Strategic Steering Committee. At the request of one Party's Project Manager (to be made not more than once per Contract Quarter), the other Party's Project Manager shall provide the requesting Project Manager with a confidential written report, within thirty (30) days after such request is made, summarizing the activities undertaken and the results achieved under the applicable Development Workplan since the date of the last such written report. Each Party shall, within ten (10) business days after the Effective Date, appoint its initial Project Manager for development projects under this Agreement and notify the other Party in writing as to whom such Party has designated as its Project Manager hereunder. Either Party, in its sole discretion, may replace its Project Manager by delivering written notice to the other Party. The Parties shall coordinate their efforts through the Project Managers for each Development Workplan, but each Party shall be solely responsible for managing the personnel and other resources it allocates to performing its designated tasks under each Development Workplan.

         3.4 Reports to SSC; Amendment of Development Workplans. Unless each of the Parties otherwise agrees, for so long as there are any ongoing activities under an approved Development Workplan, the Project Managers shall meet at least once per calendar quarter with the Strategic Steering Committee to report on the activities undertaken and the results achieved under each outstanding Development Workplan, including project milestones achieved, project resourcing, and project management. The members of the Strategic Steering Committee shall assess the progress of each Development Workplan, and discuss any amendments proposed by either Party to any of the outstanding Development Workplans. Amendments or other modifications of approved Development Workplans may be made only with the unanimous written approval of the Strategic Steering Committee.

         3.5      Termination of Development Workplans.

                  3.5.1 Termination at the End of a Phase. Each Development Workplan shall include, for the product covered by such Development Workplan, phases for Definition and Feasibility, Development, and Commercialization. Transition from one Development Workplan phase to the next will require successful completion of required milestones, as determined by the Strategic Steering Committee. Each Party will be entitled to terminate further work on a Development Workplan at the completion of the Definition and Feasibility phase and at the completion of the Development phase. If a Development Workplan is terminated by either Party at the end of the Definition and Feasibility phase, neither Party will have any obligations to the other Party with respect to the further development or commercialization of the System covered by the terminated Development Workplan. If a Development Workplan is terminated by one Party at the end of the Development phase, and the other Party desires to continue the development of the System covered by the terminated Development Workplan, the Party terminating the Development Workplan shall [ * ]. In the event Caliper terminates a Development Workplan after the Development phase and Bio-Rad desires to continue with the commercialization of the subject System, Caliper shall also [ * ].

                  3.5.2 Termination Due to Infringement. Notwithstanding anything in this Agreement to the contrary, either Party may elect at any time to cease developing any System pursuant to an approved Development Workplan if
(i) such Party reasonably determines, on advice of independent patent counsel approved by both Parties, that the System contemplated by such Development Workplan poses a substantial risk of infringing third party intellectual property rights and (ii) either Party has not eliminated or substantially mitigated such risk (either by obtaining a license from such third party or modifying the System in a manner reasonably acceptable to each Party) within a commercially reasonable time period. If one Party desires to continue the development of the System covered by such terminated Development Workplan notwithstanding the other Party's conclusions regarding third party infringement, the Party terminating the Development Workplan shall [ * ]. In the event Caliper elects to cease developing any System under this Section 3.5.2 and Bio-Rad desires to continue with the commercialization of the subject System, Caliper shall also [ * ]

                  3.5.3 Termination Due to Non-Performance. If one Party fails to substantially perform under and in accordance with an approved Development Workplan and if, within [ * ] after written notice of such substantial non-performance by the performing Party, the non-performing Party fails to remedy such non-performance, the performing Party shall have, in addition to any other rights and remedies available under this Agreement, the right to terminate such Development Workplan. In addition, [ * ]. [ * ]

                  3.5.4 Royalty Rate for [ * ]. Notwithstanding anything to the contrary set forth in this Section 3.5, in the event that Caliper terminates the Development Workplan for the [ * ] pursuant to either Section 3.5.1 or 3.5.2 and Bio-Rad desires to continue with the development and commercialization of such System, [ * ]

                  3.5.5 Indemnification. In the event that a Party elects to proceed with the development and commercialization of a System after the termination of the Development Workplan for such System pursuant to Section 3.5.2, such Party shall defend, indemnify and hold harmless the other Party and all of its officers, directors, employees and agents from and against any and all damages, awards, costs and expenses (including court and arbitration costs, witness fees and reasonable attorneys' fees) (collectively, "Losses") incurred by any indemnified Party in connection with any claim, demand, law suit or other legal action by any third party against such indemnified Party that arises from or occurs as a result of development or commercialization of such System after termination of the applicable Development Workplan, provided that no such indemnification shall apply to the extent that such Losses arise from or occur as a result of the negligence or intentional misconduct of an indemnified Party.

         3.6 Due Diligence; Exchange of Information. Upon the effectiveness of any Development Workplan, Caliper and Bio-Rad agree to use [ * ] efforts to perform the development activities as described in each Development Workplan, in accordance with the terms of this Agreement and such Development Workplan, until such Workplan is completed in accordance with the terms thereof or terminated in accordance with Section 3.5. Without limiting the foregoing, each Party shall assign such of its staff to each Development Workplan activity for which it has responsibility as it shall deem appropriate, in its sole discretion, to fulfill its responsibilities under this Agreement and such Development Workplan. Each Party also shall share with the other Party relevant information in its possession that is necessary or useful for the development of a System pursuant to an agreed upon Development Workplan, provided that such Party is not prohibited from disclosing such information to the other Party pursuant to the terms of an agreement with a third party. Notwithstanding the foregoing, because Caliper may be working with other third parties on the development of products incorporating Caliper Technology for applications or market segments of interest to Bio-Rad, Caliper shall not be required to share any information with Bio-Rad regarding other applications, marketing strategies or potential market segments for products incorporating Caliper Technology.

         3.7      Funding of Caliper Development Workplan Activities.

                  3.7.1 Development Workplan FTE Funding. Bio-Rad shall provide funding for Development Workplan activities provided by Caliper and specified as subject to funding by Bio-Rad in an approved Development Workplan under this Article 3 at the rate of [ * ] per FTE per year; [ * ]; [ * ]. Each Development Workplan, as amended from time to time with the approval of the Strategic Steering Committee, shall set forth the authorized number of Caliper FTEs for Development Workplan activities for each phase of activities under such Development Workplan. The Parties may change this FTE commitment only by mutual agreement. The management activities of the Caliper members of the SSC are not intended to be FTEs hereunder. Bio-Rad shall not be responsible for any FTE costs incurred by Caliper that have not been included in an approved Development Workplan (including amendments approved by the SSC) or that have not been approved in advance in writing by Bio-Rad's Project Manager, and Caliper shall not be obligated to perform any development activities unless such activities have been authorized in an approved Development Workplan (including approved amendments) or have been so approved by Bio-Rad's Project Manager in writing.

                  3.7.2 Reporting, Reconciliation and Payment of FTEs. Bio-Rad's funding for Caliper FTEs shall be paid in advance in quarterly installments due [ * ] after the beginning of each Contract Quarter. The funding for each Contract Quarter shall be based on the number of Caliper FTEs scheduled in all approved Development Workplans (including amendments approved by the SSC) for such quarter, or which have been separately approved in writing by Bio-Rad's Project Manager. Within thirty (30) days after the end of each Contract Quarter, Caliper shall deliver a report in reasonable detail to Bio-Rad describing the actual time applied to Bio-Rad-funded Development Workplan tasks for each approved Development Workplan during such quarter. Requests at any time for Caliper FTE support for an approved Development Workplan in excess of the amounts set forth in such approved Development Workplan for the next four (4) Contract Quarter shall be subject to mutual agreement. In any event, during the month of January the Parties shall reconcile any discrepancy between funding and actual Caliper FTE time provided during the immediately preceding four (4) consecutive Contract Quarters, unless there was no active Development Workplan during any of such quarters. If actual Caliper FTE time is less than the funding provided, Caliper shall refund the difference or credit it towards the next contract Quarter's funding, at Bio-Rad's option. If actual Caliper FTE time exceeds the funding provided, Caliper may invoice Bio-Rad for the difference but Bio-Rad shall not be obliged to pay such amount unless such time was previously authorized by Bio-Rad in writing.

                  3.7.3 Development Workplan Expenses. In addition to the FTE funding described in Section 3.7.1, Bio-Rad shall reimburse Caliper for [ * ]. Bio-Rad shall not be responsible for any such individual expense incurred by Caliper in excess of [ * ] that has not been approved in advance in writing by Bio-Rad's Project Manager, and Caliper shall not be obligated to incur any such expense in connection with its development activities unless such expense has been approved by Bio-Rad in writing. Caliper shall submit an itemized statement of all Development Workplan expenses to be reimbursed by Bio-Rad for each Contract Quarter, which shall be payable by Bio-Rad within [ * ] after receipt.

                  3.7.4 Prototypes. In connection with the development of Systems pursuant to approved Development Workplans, at the request of Bio-Rad, Caliper shall provide prototype Chips or other Components to Bio-Rad for testing and analysis [ * ]. Caliper shall submit an invoice for such prototype Chips upon delivery of such Chips to Bio-Rad, which shall be payable by Bio-Rad within [ * ] after receipt.

         3.8 Development Workplan Software. Each Development Workplan shall set forth any rights and obligations of the Parties with respect to the development of any Systems Software to be developed in connection therewith. The rights and obligations of the Parties with respect to any such Systems Software shall be governed by this Agreement. Except as expressly provided under this Agreement, no other rights are granted under this Agreement with respect to any software of the Parties.

                  3.8.1 Restrictions. Except as otherwise expressly permitted under this Agreement, neither Party shall (i) decompile, disassemble or otherwise reverse engineer any software code licensed hereunder; (ii) use, copy or distribute any software code licensed hereunder or any documentation thereof, directly or indirectly, except as otherwise expressly permitted under this Agreement; or (iii) enhance, modify or create derivative works of any software code licensed hereunder, except as otherwise expressly permitted under this Agreement.

                  3.8.2 Treatment of Source Code Form. Each Party shall store the Source Code Form of any software it receives from the other Party on no more than [ * ] client computers at the receiving Party's facility and in files on each computer which are password protected and which can only be accessed by authorized people having a need to access such source code solely for use in accordance with the license grants set forth in this Agreement.

                  3.8.3 Support. Nothing in this Agreement shall obligate either Party or its Affiliates to provide any support, updates and/or upgrades for any software code licensed under this Agreement unless such support is expressly provided in an approved Development Workplan.

                  3.8.4 Third Party Software. Neither Party shall use or incorporate any third party software into any Systems Software without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event the Parties agree to incorporate any third party software into any Systems Software, a description of such software shall be attached to the Development Workplan for such System and Bio-Rad shall be responsible for the payment of any reasonable fees associated with such third party software; provided that notwithstanding anything to the contrary contained herein, except to the extent otherwise expressly agreed to by Bio-Rad in writing, Bio-Rad shall have no obligation to pay Caliper any royalties in respect of sales of any third party software.

                  3.8.5 Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by any Party that any software code will be operated without interruption or will be error-free.

         3.9 Order of Precedence. To the extent any terms and conditions of the main body of this Agreement conflict with the terms and conditions of a Development Workplan, the terms and conditions of the Development Workplan shall control.

         4.       INTELLECTUAL PROPERTY

         4.1      Ownership of Improvements and Software.

                  4.1.1 Ownership of Improvements. Each Party shall own all Improvements, whether patentable or not, conceived and reduced to practice solely by its employees, consultants or agents in the course of performing any Development Workplan. Caliper and Bio-Rad shall jointly own all Improvements, whether patentable or not, conceived and reduced to practice jointly by employees, consultants or agents of both Parties in the course of performing any Development Workplan. Each Party shall execute all documents and take all actions reasonably necessary to perfect such ownership rights of the other Party and to enable the filing of Patent applications. Inventorship shall be determined under U.S. patent laws. The Parties shall reasonably cooperate with one another in connection with the prosecution and defense of Patents and applications with respect to jointly owned Improvements, and shall share equally in any costs and expenses incurred in connection therewith. If at any time one Party declines to fund the prosecution or maintenance of a Patent pursued by the other Party with respect to a joint Improvement, the declining Party shall immediately, and does hereby, assign all of its right, title and interest in and to such joint Improvement to the other Party, and shall provide such support as the other Party may reasonably request in the prosecution of such Patent.

                  4.1.2 Ownership of Software. Each Party shall own all software code (in Object Code Form or Source Code Form) that is conceived and reduced to practice or otherwise developed in the course of performing any Development Workplan solely by its employees, consultants or agents. Caliper and Bio-Rad shall jointly own all software code (in Object Code Form or Source Code
Form) conceived and reduced to practice, or otherwise developed, jointly by employees, consultants or agents of both parties in the course of performing any Development Workplan. Each Party shall execute all documents and take all actions reasonably necessary to perfect such ownership rights of the other Party and to enable the filing of any copyright registrations or Patent applications, as the case may be, with respect thereto.

         4.2      License Rights to Development Intellectual Property.

                  4.2.1 License Rights to Improvements Owned by Caliper. Caliper hereby grants to Bio-Rad and its Affiliates a [ * ] license under any Improvements or software made during the course of performing a Development Workplan and solely owned by Caliper pursuant to Sections 4.1.1 and 4.1.2, other than any such Improvements or software that constitute Caliper Improvements, for which no license or other rights are granted to Bio-Rad or its Affiliates pursuant to this Section 4.2.1. [ * ]

                  4.2.2 License Rights to Improvements Owned by Bio-Rad. Bio-Rad hereby grants to Caliper and its Affiliates a [ * ] license, under any Improvements or software made during the course of performing a Development Workplan and solely owned by Bio-Rad pursuant to Sections 4.1.1 and 4.1.2, other than any such Improvements or software that constitute Bio-Rad Improvements, for which no license or other rights are granted to Caliper or its Affiliates pursuant to this Section 4.2.2. [ * ]

         4.3 Notification of Improvements. During the term of this Agreement, each Party agrees to disclose promptly to the other Party each Improvement made by such Party in the performance of Development Workplans pursuant to this Agreement or otherwise relating to any System developed by the Parties pursuant to this Agreement, specifically pointing out the features or concepts of such Improvement which such Party believes to be new or different.

         4.4 Delivery of Source Code. Each Party agrees to deliver to the other Party any software to which such Party has license rights pursuant to
Section 4.2 in Source Code Form, and transfer to the other Party any know-how required for such Party to be able to interpret and use such software.

         5.       COMMERCIALIZATION OF SYSTEMS

         5.1      Manufacturing Systems.

                  5.1.1 Manufacture by Caliper. Caliper shall have the exclusive right to manufacture, and supply to Bio-Rad pursuant to the terms of
Article 6, all Chips included in Systems sold by Bio-Rad. Caliper may engage other Persons to manufacture and supply Chips to Bio-Rad, provided that Caliper retains ultimate responsibility for such Chips.

                  5.1.2 Manufacture by Bio-Rad. Bio-Rad shall have the exclusive right to manufacture (or to have manufactured for it) all Instruments, System Software, and other Components other than Chips and Reagents. Bio-Rad may engage other Persons (including Caliper) to manufacture and supply such Instruments, System Software and other Components, provided that Bio-Rad retains ultimate responsibility for such Instruments, System Software and other Components.

                  5.1.3 Reagents. The Parties shall agree from time to time during the term of this Agreement which Party shall have responsibility for manufacturing or procuring from third Persons any Reagent included with a System, and in the event that Caliper is the party designated to manufacture or procure any Reagent, whether such Reagent will be supplied to Bio-Rad in bulk or kitted form.

         5.2      Marketing of Systems.

                  5.2.1 Scope. Bio-Rad and its Affiliates shall have the exclusive right to market, sell and distribute, and to provide customer support for, Systems and Components (other than Chips and Reagents) in the manner they deem appropriate in their sole discretion, including the determination of prices to end-user customers of Systems and Components. All such marketing, selling, distribution, and customer support shall be provided by Bio-Rad at its expense. Unless the Parties otherwise agree in connection with the their agreement on a Development Plan for a

System, [ * ] as agreed by the Parties in connection with the Development Plan for such System. The agreed upon [ * ] is attached hereto as SCHEDULE 5.2.1. Subject to the terms of the following paragraph, [ * ]

In the event that either [ * ].

                  5.2.2    [ * ]

                  5.2.3 Advertising, Promotional and Educational Materials. The Parties shall mutually establish guidelines for the use of Bio-Rad's and Caliper's corporate names, logos and trademarks in written sales, promotional, educational and advertising materials relating to Systems. All such written and visual materials and all documentary information and promotional materials shall not portray Bio-Rad, Caliper, and their respective corporate names, logos and trademarks in a manner contrary to their respective roles under this Agreement.

         5.3 Customer Support. Bio-Rad shall, at its expense, manage the customer interface and provide a first level of service and support to end-user customers for all Systems. Bio-Rad shall provide Caliper with a quarterly written report describing in reasonable detail any customer complaints regarding the quality or performance of Systems or Components, as well as the resolution of each such complaint. Bio-Rad shall be solely responsible for determining the suitability of any System or Component for any proposed application of such System or Component, other than any applications for which Caliper and Bio-Rad have agreed in writing are suitable applications for such System and/or Components. For purposes of this Section 5.3, the Parties agree that the [ * ] applications described in the Development Workplan for the [ * ] are suitable applications for such System. Caliper shall provide such backup technical support to Bio-Rad as Bio-Rad may reasonably request.

         5.4 Due Diligence. Bio-Rad shall use [ * ] efforts in marketing, promoting, selling and supporting Systems.

         5.5 Other Caliper Collaborations. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be interpreted to limit or prevent Caliper from manufacturing for, or selling or otherwise making available to, any other Person any Chip, Caliper Material or Caliper Product Software that has the same or substantially the same design or functionality as any Chip, Caliper Material or Caliper Product Software intended for use in the [
* ] or any other System developed by the Parties pursuant to this Agreement, provided that during the term of this Agreement, [ * ].

         6.       SUPPLY OF PRODUCTS BY CALIPER

         6.1 Purchase and Sale; Resale by Bio-Rad. Subject to the terms and conditions of this Agreement, Caliper agrees to sell Caliper Products to Bio-Rad, and Bio-Rad agrees to purchase Caliper Products from Caliper, for resale by Bio-Rad. Subject to the terms and conditions of this Agreement, Caliper agrees to sell to Bio-Rad all of Bio-Rad's requirements for Chips and any other proprietary Caliper Products necessary for a System and Bio-Rad agrees to purchase from Caliper all of its requirements for Chips and such other proprietary Caliper Products, and not to manufacture any Chips and such other proprietary Caliper Products, except as may otherwise be expressly agreed in writing by the Parties. [ * ] Bio-Rad represents and agrees that (i) the primary use for Caliper Products purchased by Bio-Rad under this Agreement will be for resale by Bio-Rad, and (ii) the Caliper Products purchased from Caliper hereunder will not be resold under any trademark, trade name or brand name other than as set forth in Section 5.2.2.

         6.2 Forecasting; Firm Purchase Commitments. Beginning with the Contract Quarter immediately preceding the Contract Quarter in which Bio-Rad expects to begin commercial sales of Systems, Bio-Rad shall provide to Caliper, by the [ * ], Bio-Rad's written, good-faith forecast of the quantity of each Caliper Product that Bio-Rad anticipates it will order in each month during the following twelve-month period (each, a "Forecast"). Each Forecast shall be delivered in substantially the form attached hereto as SCHEDULE 6.2. Unless Caliper otherwise agrees in writing, Bio-Rad shall be obligated to purchase the quantity of Caliper Products set forth in the first [ * ] of each Forecast, and each Forecast shall be deemed to be a purchase order for the quantity of Caliper Products set forth for each month in the first [ * ] period of such Forecast, for delivery in the weeks specified in such Forecast. The quantity of any Caliper Product set forth for any month in the second [ * ] period of any Forecast may not be increased for such month by more than [ * ] in the next delivered Forecast without the written consent of Caliper. In addition, in the event that [ * ] Subject to Section 6.4, if Bio-Rad desires to purchase a quantity of any Caliper Product in excess of the amount for such Caliper Product set forth in the first [ * ] of the most recent Forecast, Caliper shall use [ * ] efforts to supply such greater quantity by the specified delivery dates, provided that Caliper shall in no event be required to supply timely that amount of Caliper Products which is in excess of [ * ] of the amount set forth in the most recent Forecast.

         6.3 Shelf-Life of Delivered Products. Unless Bio-Rad otherwise agrees in writing, Caliper shall not deliver any Caliper Products to Bio-Rad that have a remaining shelf-life, as of the date of delivery, of less than [ * ]; provided that [ * ]. The Parties shall collectively evaluate the current shelf life of Caliper Products, identify opportunities to extend such shelf life and seek to optimize supply chain processes so that end-user customers receive a greater apportionment of the total available shelf life for purchased Caliper Products.

         6.4 Purchase Orders and Delivery. Bio-Rad shall purchase Caliper Products by submitting purchase orders for Caliper Products to Caliper or, in the case of quantities of Caliper Products set forth in the first [ * ] of each Forecast, a Forecast for such Caliper Products. Bio-Rad's purchase of Caliper Products shall be subject to any minimum order quantities reasonably specified by Caliper from time to time. Each such purchase order must also allow for Caliper's reasonably established lead-time for the applicable Caliper Product from the date of Caliper's receipt of each purchase order for delivery. Caliper's current minimum order quantities and standard lead times for each Caliper Product are set forth in SCHEDULE 6.4 attached hereto. Caliper may make reasonable changes to its minimum order quantities and standard lead times for any Caliper Product on not less than [ * ] written notice to Bio-Rad.

         6.5      Pricing. [ * ].

[ * ]

Unless otherwise agreed by the Parties in writing, all prices for Caliper Products are based on Caliper's delivery of Chips to Bio-Rad [ * ].

In the event Bio-Rad requests any modification to the applicable specification of any of the Caliper Products, [ * ]

[ * ]

         6.6 Payment Terms. Payment terms are [ * ] from the date of invoice. Invoices shall be dated as of the date that Caliper places the applicable Caliper Products to be shipped [ * ]. In the event payments are not made in accordance with this Section 6.6 [ * ]. Bio-Rad hereby unconditionally guarantees payment of any undisputed invoices issued by Caliper to an Affiliate of Bio-Rad pursuant to this Agreement.

         6.7 Sales Taxes. The prices set forth herein for Caliper Products are not subject to trade or other discounts and do not include any sales taxes applicable to the sale of Caliper Products pursuant to this Agreement. All such taxes shall be paid by Bio-Rad unless Bio-Rad provides Caliper with evidence reasonably satisfactory to Caliper of exemption from such taxes. When Caliper is required by law or regulation to collect such taxes, Caliper will add such taxes to the sales price of the Caliper Products sold to Bio-Rad hereunder and will pay such taxes on Bio-Rad's behalf.

         6.8 Terms and Conditions. Purchase orders for Caliper Products submitted by Bio-Rad that conform to the applicable prices, packaging requirements, minimum order amounts, and standard lead-times for Caliper Products, and to the other terms and conditions set forth in this Agreement, [ * ] at its facility in Mountain View, California, or at such other place(s) as may be designated in writing by Caliper. Caliper's failure to acknowledge acceptance of any order within such time period shall be deemed an acceptance of the order. Any purchase orders containing terms or conditions outside such parameters shall be subject to acceptance by Caliper in its sole discretion, and no such order shall be accepted or deemed accepted by Caliper, except by a writing signed by Caliper or by (and only to the extent of) shipment of the Caliper Products covered by such order. Except as otherwise provided herein, each sale hereunder shall be governed by this Agreement. Any preprinted terms and conditions in any purchase order, request for quotation or other document submitted by Bio-Rad, and any preprinted terms and conditions in any order acknowledgment or invoice issued by Caliper, are hereby deleted and superseded by the terms of this Agreement. No other terms shall be applicable unless they are fully set forth in the typed portion of a purchase order submitted by Bio-Rad and such typed portion has been expressly accepted by Caliper in writing, or unless they are fully set forth in the typed portion of an order acknowledgment issued by Caliper and such typed portion has been expressly accepted by Bio-Rad in writing.

         6.9 Acceptance and Rejection of Products. All Caliper Products delivered hereunder shall be [ * ] after the date of receipt of such Caliper Products by Bio-Rad or its Affiliate from the carrier, Caliper receives written notice of rejection from Bio-Rad or its Affiliate. Notwithstanding the foregoing, no inspection or test of any Caliper Products by Bio-Rad or its Affiliates shall relieve Caliper from its warranty obligations under section
6.15 and Bio-Rad's failure to inspect or test any Caliper Products shall not constitute a waiver by Bio-Rad of any of its rights or remedies in respect of any breach of warranty.

         6.10 Delivery of Caliper Products; Delivery Dates. The delivery dates for all Caliper Products sold pursuant to this Agreement shall be deemed to be the dates on which such Caliper Products are delivered into the possession of the carrier designated by Bio-Rad, packed and ready for shipment to Bio-Rad, or to a Bio-Rad Affiliate designated by Bio-Rad (subject to applicable minimum order quantities). Caliper shall ship all Caliper Products [ * ]. If Caliper shall fail to so deliver any Caliper Products purchased by Bio-Rad under this Agreement within the lead-time for such Caliper Products specified in this Agreement, Caliper shall immediately inform Bio-Rad of such failure by facsimile notice, advise Bio-Rad of the reasons for such failure and the expected date of delivery of the subject Caliper Products, and obtain Bio-Rad's instructions with respect to the delivery of such Caliper Products to Bio-Rad. [ * ]

         6.11 Rejection or Cancellation of Orders. Caliper may reject any order and may cancel any order previously accepted if Caliper reasonably determines that such order will not be paid for in accordance with the terms and conditions of this Agreement. Bio-Rad may only cancel orders with the written consent of Caliper.

         6.12 Change of Caliper Products. Caliper shall have the absolute right at any time and from time to time during the term of this Agreement, [ * ], to modify, improve or supersede any of the Caliper Products (or any of the manufacturing processes for such products), [ * ].

         6.13     [ * ]

         [ * ]

         [ * ]

         6.14 Technical Information. Caliper shall provide Bio-Rad, [ * ], with such technical information regarding the Caliper Products (including without limitation Material Safety Data Sheets) as Bio-Rad may reasonably request from time to time during the term of this Agreement, provided that (i) Caliper shall not be obligated to deliver to Bio-Rad any technical information regarding the Caliper Products that Caliper reasonably considers to be a trade secret or otherwise proprietary to Caliper and (ii) Bio-Rad shall continue to be solely responsible for determining the suitability of the Caliper Products for any proposed application of the Caliper Products notwithstanding the delivery of any such technical information to Bio-Rad, other than any applications for which Caliper and Bio-Rad have agreed in writing are suitable applications for such Caliper Products.

         6.15     Warranty and Disclaimer; Remedy.

                  6.15.1 Warranty and Disclaimer. Caliper warrants the Caliper Products delivered by it hereunder against faulty workmanship and use of defective materials for a period equal to [ * ] from the date such Caliper Products are delivered into the possession of the carrier designated by Bio-Rad or its Affiliate, packed and ready for shipment to Bio-Rad or its Affiliate; [ * ]. Faulty workmanship and/or use of defective materials shall be hereinafter referred to as a "deficiency" and shall include any failure of any Caliper Product to conform to its applicable specifications. Such warranty is the only warranty made by Caliper and it can be amended only by a written instrument signed by a duly authorized officer of Caliper. Caliper's obligations are also subject to the condition that Caliper shall have no liability whatsoever for any deficiency unless (x) Caliper is notified in writing promptly [ * ] after discovery by Bio-Rad of the alleged deficiency, which notice shall include a detailed explanation of the alleged deficiency, (y) a representative sample of the Caliper Products containing the alleged deficiency is promptly returned to Caliper, and (z) Caliper's examination of such returned sample of Caliper Products discloses to Caliper's reasonable satisfaction that such alleged deficiency actually exists and occurred in the course of proper and normal use and was not caused by accident, misuse, neglect, alteration or improper installation, repair or testing. If any Caliper Products so prove to contain a deficiency and Bio-Rad elects to have them replaced, Caliper shall have a reasonable time to make such replacement. Bio-Rad shall dispose of any nonconforming Caliper Products, at Caliper's expense, in accordance with the written instructions of Caliper. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND OF ANY OTHER OBLIGATION ON THE PART OF CALIPER, EITHER EXPRESS OR IMPLIED, WHETHER ARISING UNDER ANY STATUTE, LAW, COMMERCIAL USAGE OR OTHERWISE, ARE HEREBY EXCLUDED.

                  6.15.2 Remedy for Breach of Warranty. Bio-Rad acknowledges and agrees that Caliper's responsibility in the case of breach of the foregoing warranty shall be for Caliper, [ * ] to provide a replacement for the Caliper Products or portion thereof with respect to which such warranty is breached or to return all payments made with respect to such Caliper Products or portion thereof. [ * ]

                  6.15.3 Limitation of Liability. Caliper's liability and obligations with respect to any claim pursuant to Section 6.15.1 shall in no event exceed in the aggregate the total purchase price received by Caliper for the Caliper Products delivered hereunder (or, in the case of obligations arising from or relating to particular Caliper Products delivered hereunder, the purchase price of such Caliper Products). Except as set forth in Section 8.1, Caliper shall in no event be liable to Bio-Rad or any other Person, whether in contract, strict liability, tort or otherwise, for loss of or damage to or loss of use of facilities or other property, loss of revenue, loss of use of revenue, loss of anticipated profits, or other punitive, special, incidental, indirect or consequential damages of any kind whatsoever, or claims of any customers of Bio-Rad or other claimants, resulting or arising from or relating to the sale of Caliper Products pursuant to this Agreement or Caliper's performance of its obligations hereunder.

         7.       CONFIDENTIALITY; PUBLICITY

         7.1 Confidential Information. During the term of this Agreement, and for a period of [ * ] following the expiration or termination of this Agreement, each Party shall maintain in confidence any and all Confidential Information of the other Party, provided that any Source Code Form of any software provided by either Party hereunder shall be maintained in confidence in perpetuity. Each Party further agrees that it shall not use for any purpose not authorized under this Agreement or disclose to any third party the Confidential Information of the other Party, except that either Party may disclose Confidential Information of the other Party on a need-to-know basis to its directors, officers, employees, consultants and agents, and Bio-Rad may disclose such information to its Affiliates to the extent that such Affiliates have undertaken an obligation of confidentiality and non-use similar to this Section
7.1. Upon request from a Party, the other Party shall return to such Party any and all tangible embodiments of the Confidential Information of such other Party or its Affiliates except to the extent that a Party is expressly permitted to use such Confidential Information pursuant to a license grant set forth in this Agreement or otherwise and except as necessary to monitor its compliance with its obligations under this section 7.1.

         7.2 Publicity. The Parties anticipate that upon execution and delivery of this Agreement, each Party will issue a press release regarding the collaboration established pursuant to this Agreement. However, neither Party shall issue any press release or other public announcement relating to the contents of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, or delayed for longer than five (5) business days. Notwithstanding the foregoing, either Party may disclose the existence and/or the provisions of this Agreement (i) under standard obligations of confidentiality and non-use on a need-to-know basis, to investors and their representatives in a private or public financing transaction, or to potential acquirers or targets and their representatives in a corporate change of control transaction, provided that no such disclosure shall be permitted to the extent it would constitute a violation of Section 7.1, or
(ii) as required by law (including but not limited to the filing of this Agreement as an exhibit to a document filed with the Securities and Exchange Commission), order or regulation of a governmental agency. The disclosing Party shall provide written notice to the other Party of any such disclosure required by law, order or regulation of a governmental agency, reasonably in advance of such disclosure if practical. If either Party intends to file this Agreement with the Securities and Exchange Commission, it shall provide the other Party with the opportunity to review and comment on the proposed filing, and the filing Party will incorporate the comments of the other Party subject only to securities law requirements.

         8.       INDEMNIFICATION; DISCLAIMERS; LIMITATION OF LIABILITY

         8.1 Indemnification by Caliper. Caliper shall defend, indemnify and hold harmless Bio-Rad and its Affiliates and all their officers, directors, employees, consultants and agents (collectively, the "Bio-Rad Indemnitees") from and against any and all damages, awards, costs and expenses (including court and arbitration costs, witness fees and reasonable attorneys' fees) (collectively, "Losses") incurred by any Bio-Rad Indemnitee in connection with (a) any breach of any representation, warranty or covenant under this Agreement, or (b) any claim, demand, law suit or other action or proceeding by any third party against such Bio-Rad Indemnitee, that arises from or occurs as a result of personal injury or property damage (other than on account of product warranty claims, for which claims shall be asserted by Bio-Rad pursuant to Section 6.15) and it is determined that such Losses were caused by a design defect, materials defect or faulty workmanship in Caliper Products sold to Bio-Rad under this Agreement, provided that no such indemnification shall apply to the extent that such Losses arise from or occur as a result of (i) the [ * ] of Bio-Rad or its Affiliates, (ii) Bio-Rad's use of Caliper Products in violation of this Agreement, or (iii) Bio-Rad's unauthorized modification of Caliper Products.

         8.2 Indemnification by Bio-Rad. Bio-Rad shall defend, indemnify and hold harmless Caliper, its Affiliates and sublicensees, and all their officers, directors, employees, consultants and agents (collectively, the "Caliper Indemnitees") from any Losses (as defined in Section 8.1) incurred by any Caliper Indemnitee in connection with (a) any breach of any representation, warranty or covenant under this Agreement, or (b) any claim, demand, law suit or other action or proceeding by any third party against any Caliper Indemnitee that arises from or occurs as a result of personal injury or property damage and it is determined that such Losses were caused by a design defect, materials defect or faulty workmanship in Systems or Components (other than Caliper Products) sold by Bio-Rad, provided that no such indemnification shall apply to the extent that such Losses arise from or occur as a result of (i) the [ * ] of Caliper or its Affiliates, (ii) Caliper's use of any materials supplied to Caliper by Bio-Rad in violation of any reasonable restrictions on use imposed by Bio-Rad, or (iii) Caliper's unauthorized modification, transfer or use of any such materials.

         8.3 Indemnification Procedure. The Party seeking indemnification under this Article 8 (the "Indemnified Party") shall (i) give the other Party (the "Indemnifying Party") written notice of the relevant claim and the related facts with reasonable promptness after becoming aware of same, (ii) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) permit the Indemnifying Party to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement without the Indemnified Party's prior written approval, not to be unreasonably withheld or delayed. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party. In the event the Indemnifying Party controls the defense of a claim hereunder, the Indemnified Party, at its own expense, shall have the right to participate in such defense through counsel of its own choosing.

         8.4      Caliper Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION
6.15 OR ELSEWHERE IN THIS AGREEMENT, CALIPER MAKES NO REPRESENTATION AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY CALIPER TECHNOLOGY, CALIPER PRODUCT, CALIPER SOFTWARE, OR DEVELOPMENT WORKPLAN. Bio-Rad acknowledges that some of the products to be provided to Bio-Rad pursuant to Development Workplans under this Agreement are prototype products, and as such are not completely tested for defects. Bio-Rad acknowledges that such products require a greater degree of caution than other standard laboratory products and equipment. Caliper shall not be liable to Bio-Rad for any personal injury or property damage resulting from use of such equipment in a manner other than that as recommended or directed by Caliper.

         8.5 Bio-Rad Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT, BIO-RAD MAKES NO REPRESENTATION AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY SYSTEM, BIO-RAD SOFTWARE, OR DEVELOPMENT WORKPLAN. Caliper acknowledges that Bio-Rad may provide prototype Instruments to Caliper pursuant to this Agreement, and such prototype Instruments may not be equipped with standard safety features nor completely tested for defects. Caliper acknowledges that such prototype Instruments require a greater degree of caution than other standard laboratory equipment. Bio-Rad shall not be liable to Caliper for any personal injury or property damage resulting from use of such prototype Instruments in a manner other than as recommended or directed by Bio-Rad.

         8.6 Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF [ * ], IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) SUFFERED BY THE OTHER PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. Each party acknowledges that the foregoing limitations are an essential element of the Agreement between the parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

         9.       TERM AND TERMINATION

         9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 9, shall expire on [ * ]. This Agreement shall automatically be extended for additional, consecutive terms of [ * ], each on the terms and conditions set forth in this Agreement, unless prior to the [ * ] before the end of the initial term or of any succeeding term, as the case may be, either Party gives written notice to the other Party that this Agreement will not be renewed beyond the then current term. In such event, this Agreement shall terminate at the end of such term. The Agreement may be further extended by mutual written agreement of the Parties pursuant to Section 11.5.

         9.2      Termination of Agreement. In addition to the provisions of
Section 9.1, this Agreement may be terminated at any time during the term as follows:

         (a)      by mutual consent in writing at any time;

         (b) by either Party if the other Party is in breach of any of its material obligations under this Agreement, and such default shall not have been cured within [ * ] after written notice of such default has been delivered to such other Party, if curable within such [ * ] period (or if not curable within such [ * ] period, if the cure shall not have been commenced by the Party in default within such [
                  * ] period or the cure is not being diligently pursued to completion); and

         (c) by either Party immediately [ * ]the other Party shall commence any proceeding under any law relating to bankruptcy, reorganization, insolvency, arrangement, adjustment of debt, appointment of a trustee or receiver, dissolution, liquidation or similar matter, or any such proceeding is commenced against the other Party and remains undismissed for a period of [ * ].

Each Party agrees that it immediately shall give written notice to the other Party of the occurrence of any event of the type described in Section 9.2(c) above.

         9.3 Post-Termination License and Supply of Caliper Products. Following the expiration or termination of this Agreement, other than any termination by Caliper pursuant to paragraph (b) or (c) of Section 9.2, if Bio-Rad has commenced commercial sales of a System before the date of such expiration or termination of this Agreement (i) the license granted to Bio-Rad pursuant to Article 2, and all rights and obligations thereunder shall continue with respect to any such System; (ii) Caliper shall either (A) continue to supply Caliper Products to Bio-Rad for any such System pursuant to the provisions of Article 6 which shall survive expiration or termination of this Agreement, or such other agreement as the Parties may mutually agree to following the expiration or termination of this Agreement or (B) grant to Bio-Rad a non-exclusive license (subject to a [ * ]) to manufacture, market, distribute and sell Caliper Products used in any such System [ * ]; and (iii) the [ * ] provisions set forth in Section 5.2.2 shall continue with respect to the sale of any such System and its Components by Bio-Rad. In the event of any expiration or termination of this Agreement, other than any termination by Caliper pursuant to paragraph (b) or (c) of Section 9.2, Caliper shall provide Bio-Rad with written notice, no later than the effective date of any such expiration or termination, as to whether Caliper shall continue to supply Caliper Products to Bio-Rad or grant to Bio-Rad the license rights to manufacture Caliper Products itself. If Caliper elects to grant to Bio-Rad the license rights described in clause (B) above, the provisions of Article 2 (other than Section 2.2 and the royalty rate set forth in Section 2.3) shall apply to such license rights, mutatis mutandis. [ * ]

         9.4 No Obligation to Renew Agreement. Each Party acknowledges and agrees that the other Party shall be under no obligation to renew or extend this Agreement notwithstanding the successful development of any Systems or any other action taken by any Party prior to termination of this Agreement. Upon termination of this Agreement in accordance with this Article 9, neither Party shall be liable to the other Party for any termination compensation whatsoever, whether based upon goodwill or business established, expenditures incurred, investments made by any Party or otherwise.

         9.5 Surviving Obligations. No expiration or termination of this Agreement shall relieve either Party of any obligation accruing prior to such expiration or termination. In addition to the survival of provisions of this Agreement pursuant to Section 9.3, [ * ] together with any definitions or provisions required for their enforcement, shall survive the expiration or termination of this Agreement.

         10.      STRATEGIC STEERING COMMITTEE

The product development and commercial relationships of the Parties under this Agreement shall be managed and governed by the Strategic Steering Committee consisting of two members appointed by Bio-Rad and two members appointed by Caliper. Without limiting the foregoing, the members of the Strategic Steering Committee shall assess the progress of each Development Workplan in light of the goals set forth therein, including marketing and other commercialization efforts, and discuss proposed amendments to each outstanding Development Workplan as necessary. The Strategic Steering Committee shall meet, in person or by teleconference, at least once per quarter during the term of this Agreement. Minutes of the meetings of the SSC shall be prepared alternately by the Parties, and submitted to the other Party for review and approval. The members of the Strategic Steering Committee shall be at least a vice president or senior director level employee of a Party. All decisions of the Strategic Steering Committee shall be made by unanimous vote. Each Party may replace its appointed members of the SSC at any time. The Parties shall, within ten (10) business days after the Effective Date, appoint their initial members of the SSC and notify the other Party in writing as to whom such Party has appoint as its members of the SSC.

         11.      MISCELLANEOUS

         11.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one Party to the other Party shall be in writing, delivered personally or by confirmed facsimile, first class mail postage prepaid, courier, or nationally-recognized delivery service, and addressed to the other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addresser. Such consent, notice or report shall be effective upon delivery to the addressee.

         If to Caliper:    Caliper Technologies Corp.
                           605 Fairchild Drive
                           Mountain View, California 94043-2234
                           Attention: Chief Executive Officer
                           Facsimile No.: (650) 623-0505

         If to Bio-Rad:    Bio-Rad Laboratories, Inc.
                           1000 Alfred Nobel Drive
                           Hercules, California 94547
                           Attention: General Counsel
                           Facsimile No.: (510) 741-5815

         11.2     Dispute Resolution.

                  11.2.1 Procedures. Except with respect to disputes arising under Articles 4 or 7 or as otherwise provided in this Agreement, if a dispute arises between the Parties in connection with or relating to this Agreement or any Development Workplan that cannot be resolved by the Project Managers or other employees of the Parties, the Parties shall use the following procedure in good faith:

                  (a) With respect to disputes arising between the Project Managers under a Development Workplan, either Project Managers shall have the right to refer the dispute to the Strategic Steering Committee, which shall attempt in good faith to negotiate a resolution of such dispute within thirty (30) days. Any dispute that the Strategic Steering Committee is unable to resolve pursuant to
         Section 11.2.1(a) within thirty (30) days after the matter is referred to them shall be referred to Bio-Rad's Chief Executive Officer and Caliper's Chief Executive Officer, who shall attempt in good faith to negotiate a resolution of the dispute within thirty (30) days of such referral or such longer period as they may agree. Each such officer shall have the right to engage, at the expense of the Party engaging such Person, the services of any number of independent experts in the field in question (the Person so engaged by each officer to be reasonably acceptable to the other officer in terms of independence and expertise and shall be engaged under obligations of confidentiality) to assist the officers in making a joint determination in the best interests of the collaboration, and each officer shall be obligated to consider in good faith the analyses and opinions of any such independent experts engaged by either of them in making a determination. Any written resolution of the dispute agreed to by such officers shall be final and binding on the Parties.

                  (b) If the executive officers have not succeeded in negotiating a written resolution of the dispute within the time allotted therefor, either Party shall have the right to take legal action in a court of law.

                  11.2.2 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, either prior to or during the dispute resolution process, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

         11.3 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

         11.4 Assignment. This Agreement is personal in its character, and neither Party shall assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party; provided that either Party may assign this Agreement (i) to any successor by merger or sale of substantially all of the line of business to which this Agreement relates, or (ii) to any Affiliate, in each case so long as such successor, acquirer or Affiliate expressly agrees to be bound by the terms of this Agreement and the Party assigning its rights and obligations expressly agrees to guarantee the due and timely performance of the obligations of such successor, acquirer or Affiliated under this Agreement. This Agreement shall be binding on and inure to the benefit of the successors or permitted assigns of the Parties, and all entities controlled by them.

         11.5 Waivers and Amendments. No waiver shall be deemed to have been made by any Party hereto of any of its rights under this Agreement unless such waiver is in writing and is signed on behalf of such Party by its duly authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the waiving Party in any other respect or at any other time. No change or modification of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties.

         11.6 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, embodies the entire understanding between the Parties and supersedes any prior understanding and agreements between Caliper and Bio-Rad with respect to the subject matter of this Agreement.

         11.7 Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either Party deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the Parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the Parties' original intent.

         11.8 Disclaimer of Agency or Employment. The relationship between Caliper and Bio-Rad is that of independent contractors. Caliper and Bio-Rad are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than that of independent contracting parties. Neither Party shall have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

         11.9     [ * ]

         11.10 Third-Party Rights. This Agreement is not intended to confer any benefit upon, or create any right in favor of, any Person other than the Parties and, where expressly provided, their Affiliates.

         11.11 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (ii) references in any section to any clause are references to such clause of such section, and
(iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

         11.12 Construction of Agreement. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word "or" is used in the inclusive sense, and the word "including" means including but not limited to. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. This Agreement was prepared as a result of negotiation and mutual agreement between the Parties. Accordingly, no provision of this Agreement shall be construed against any Party on the basis that such Party drafted this Agreement or such provision.

         11.13 Compliance With Laws. Each Party shall comply with all applicable laws, regulations and ordinances including, but not limited to, the regulations of the United States Department of Commerce relating to the export of products or technical data.

         11.14 Force Majeure. Except for payment obligations under this Agreement, nonperformance of either Party shall be excused to the extent that performance is rendered impossible by fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing Party; provided, however, that the Party whose performance is excused by force majeure shall promptly notify the other Party of the circumstances of such force majeure and shall thereupon exert [ * ] efforts to circumvent or overcome the effects of such force majeure at the earlier opportunity.

         11.15 Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement, and without any additional consideration therefor, each Party shall execute and deliver any further legal instruments and perform any further acts that are or may become necessary to effectuate the purposes of this Agreement.

         11.16 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      {THIS SPACE INTENTIONALLY LEFT BLANK}

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the Effective Date.

CALIPER TECHNOLOGIES CORP.                         BIO-RAD LABORATORIES, INC.

By: /s/ Michael R. Knapp                           By: /s/ N. Schwartz
   -------------------------------                    --------------------------
Name: Michael R. Knapp                             Name: Norman Schwartz
Title: Chief Executive Officer                     Title: President

LIST OF SCHEDULES

Schedule 2.2      [ * ]

Schedule 3.1      Development Workplan for [ * ]

Schedule 5.2.1    [ * ]

Schedule 6.2      Form of Forecast

Schedule 6.4      Minimum Order Quantities and Standard Lead-Times

Schedule 6.5A     Initial Prices for Caliper Products

Schedule 6.5B     [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                  Schedule 2.2

                                      [ * ]

                                  SCHEDULE 3.1

                                      [ * ]

                  SCHEDULE 5.2.1
                                      [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                  SCHEDULE 6.2
                               CHIP UNIT FORECAST
           Rolling 12 month forecast to be updated at least quarterly
DATE OF FORECAST:                  INDICATE REQUIRED # OF EACH ORDER NUMBER ITEM

ORDER NUMBER     DESCRIPTION       MONTH 1 MONTH 2 MONTH 3 MONTH 4 MONTH 5 MONTH 6
----------------------------------------------------------------------------------
XXXX-XXXXX   <DESCRIPTION OF PART>    0       0       0       0       0       0

ORDER NUMBER     DESCRIPTION       MONTH 7 MONTH 8 MONTH 9 MONTH 10 MONTH 11 MONTH 12
-------------------------------------------------------------------------------------
XXXX-XXXXX   <DESCRIPTION OF PART>    0       0       0       0        0        0


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                  SCHEDULE 6.4
                      MINIMUM ORDER QUANTITIES & LEAD TIMES
                                      [ * ]

                                  SCHEDULE 6.5A
                                      [ * ]

                                  SCHEDULE 6.5B
                                      [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.